SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report:          July 30, 1997



                                MATTEL, INC.
                                ------------
           (Exact name of registrant as specified in its charter)


         Delaware                  001-05647                        95-1567322
------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                 (I.R.S. Employer
 of incorporation)                  File No.)              Identification No.)




333 Continental Boulevard, El Segundo, California                   90245-5012
------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
                                                  ----------------------------

                                   N/A
------------------------------------------------------------------------------
       (Former name or former address, if changed since last report)

                Information to be included in the Report
                ----------------------------------------

Item 5.         Other Events
-------         ------------

                In conformity with the requirements of Regulation S-X, Rule
                3.05 (b)(2), attached hereto are the restated, combined balance sheets of Mattel, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the statements of income, cash flows and shareholders' equity for the years ended December 31, 1996, 1995 and 1994 and the related notes thereto. Such financial statements reflect the March 27, 1997 merger of Tyco Toys, Inc. with and into Mattel, Inc., accounted for as a pooling of interests.

                     REPORT OF INDEPENDENT ACCOUNTANTS
                     ---------------------------------



To the Board of Directors and Shareholders of Mattel, Inc.

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mattel, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Tyco Toys, Inc. and its subsidiaries, which statements reflect total assets of $646,339,000 and $615,132,000 at December 31, 1996 and 1995, respectively, and net sales of $720,954,000, $709,109,000 and $753,098,000 for each of the three years in the period ended December 31, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Tyco Toys, Inc. and its subsidiaries, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP
------------------------

Los Angeles, California
February 5, 1997 (July 18, 1997 with respect to the merger with Tyco Toys, Inc. and other subsequent events described in Note 11)

                       INDEPENDENT AUDITORS' REPORT
                       ----------------------------



To the Board of Directors and Stockholders
Tyco Toys, Inc.
Mount Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of Tyco Toys, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, not separately presented herein. These financial statements, which were included in Mattel, Inc.'s Form 8-K filed on April 17, 1997, are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tyco Toys, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
-------------------------

Philadelphia, Pennsylvania
February 4, 1997 except for note 15, as to which the date is March 27, 1997

                     CONSOLIDATED BALANCE SHEETS
                     ---------------------------
                    Mattel, Inc. and Subsidiaries

                                                  December 31,   December 31,
(In thousands)                                        1996           1995
-----------------------------------------------------------------------------
ASSETS
Current Assets
  Cash                                              $  550,271     $  493,686
  Marketable securities                                      -         17,375
  Accounts receivable, less allowances of
    $21.0 million at December 31, 1996 and
    $16.8 million at December 31, 1995                 948,940        886,344
  Inventories                                          444,178        407,551
  Prepaid expenses and other current assets            195,673        209,984
                                                    ----------     ----------
    Total current assets                             2,139,062      2,014,940
                                                    ----------     ----------
Property, Plant and Equipment
  Land                                                  30,864         25,724
  Buildings                                            216,523        196,919
  Machinery and equipment                              438,969        383,169
  Capitalized leases                                    26,512         26,872
  Leasehold improvements                                69,732         61,001
                                                    ----------     ----------
                                                       782,600        693,685
  Less: accumulated depreciation                       323,096        292,738
                                                    ----------     ----------
                                                       459,504        400,947
  Tools, dies and molds, net                           156,777        131,388
                                                    ----------     ----------
  Property, plant and equipment, net                   616,281        532,335
                                                    ----------     ----------
Other Noncurrent Assets
  Intangible assets, net                               611,410        634,451
  Sundry assets                                        214,389        159,644
                                                    ----------     ----------
                                                    $3,581,142     $3,341,370
                                                    ==========     ==========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods have been restated retroactively for the effects of the March 1997 merger with Tyco Toys, Inc. ("Tyco"), accounted for as a pooling of interests. See Note 11.


                                                  December 31,   December 31,
(In thousands, except share data)                     1996           1995
-----------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings                             $   28,924     $   76,443
  Current portion of long-term liabilities             106,596         33,694
  Accounts payable                                     312,378        295,958
  Accrued liabilities                                  510,691        504,175
  Income taxes payable                                 183,288        157,681
                                                    ----------     ----------
    Total current liabilities                        1,141,877      1,067,951
                                                    ----------     ----------
Long-Term Liabilities
  6-7/8% Senior Notes                                        -         99,752
  6-3/4% Senior Notes                                  100,000        100,000
  10-1/8% Senior Subordinated Notes                    126,500        126,500
  Medium-Term Notes                                    220,000        220,000
  Mortgage notes                                        47,600         48,250
  Other                                                139,242        127,237
                                                    ----------     ----------
    Total long-term liabilities                        633,342        721,739
                                                    ----------     ----------
Shareholders' Equity
  Preferred stock, Series B $1.00 par value,
    $1,050.00 liquidation preference per share,
    53.6 thousand shares authorized, issued
    and outstanding                                         54             52
  Preferred stock, Series C $1.00 par value,
    $125.00 liquidation preference per share,
    772.8 thousand shares authorized, issued
    and outstanding                                        773              -
  Common stock $1.00 par value, 600.0 million and
    300.0 million shares authorized in 1996 and
    1995, respectively; 296.1 million shares
    issued (a)                                         296,091        296,080
  Additional paid-in capital                           518,296        432,150
  Treasury stock at cost; 8.1 million and
    3.6 million shares in 1996 and 1995,
    respectively (a)                                  (215,999)       (75,574)
  Retained earnings (b)                              1,293,653        994,645
  Currency translation and other adjustments (b)       (86,945)       (95,673)
                                                    ----------     ----------
    Total shareholders' equity                       1,805,923      1,551,680
                                                    ----------     ----------
                                                    $3,581,142     $3,341,370
                                                    ==========     ==========

Commitments and Contingencies (See accompanying notes.)

(a) Share data for 1995 has been restated for the effects of the five-for-four stock split distributed in March 1996.
(b) Since December 26, 1987 (Note 1).

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------
                          Mattel, Inc. and Subsidiaries

                                                          For the Year
                                               ----------------------------------
(In thousands, except per share amounts)          1996        1995        1994
---------------------------------------------------------------------------------
Net Sales                                      $4,535,332  $4,369,816  $3,971,226
Cost of sales                                   2,315,574   2,302,076   2,090,166
                                               ----------  ----------  ----------
Gross Profit                                    2,219,758   2,067,740   1,881,060

Advertising and promotion expenses                778,919     731,746     662,450
Other selling and administrative expenses         772,335     721,362     658,416
Restructuring and integration charges                   -       8,900      76,700
Interest expense                                  100,226     102,983      87,071
Other expense (income), net                        31,522      (1,919)     34,266
                                               ----------  ----------  ----------
Income Before Income Taxes                        536,756     504,668     362,157

Provision for income taxes                        164,532     166,779     137,487
                                               ----------  ----------  ----------
Net Income                                        372,224     337,889     224,670

Preferred and preference stock
  dividend requirements                             7,391       6,542       6,846
                                               ----------  ----------  ----------
Net Income Applicable to Common Shares         $  364,833  $  331,347  $  217,824
                                               ==========  ==========  ==========

Income Per Common and Common
  Equivalent Share

Net income                                     $     1.24  $     1.11  $     0.73
                                               ==========  ==========  ==========
Average number of common and common
  equivalent shares                               295,407     298,019     296,877
                                               ==========  ==========  ==========
Dividends Declared Per Common Share            $     0.24  $     0.19  $     0.15
                                               ==========  ==========  ==========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 11.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                          Mattel, Inc. and Subsidiaries

                                                                For the Year
                                                     ---------------------------------
(In thousands)                                          1996        1995        1994
--------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income                                         $ 372,224    $ 337,889   $ 224,670
    Adjustments to reconcile net income to
    net cash flows from operating activities:
      Gain on sale of business                               -       (9,142)          -
      Depreciation                                     144,672      133,029     130,253
      Amortization                                      36,671       36,976      26,075
      Increase (decrease) from changes in assets
      and liabilities:
        Accounts receivable                            (71,348)      94,540    (136,249)
        Inventories                                    (38,304)      (5,204)    (40,015)
        Prepaid expenses and other current assets       15,310       10,090     (35,537)
        Accounts payable, accrued liabilities and
        income taxes payable                            58,072     (144,995)    180,299
        Deferred compensation and other retirement
        plans                                            9,110       12,437      13,533
        Deferred income taxes                           (2,147)     (17,235)      3,165
        Other, net                                         551       (1,786)     (1,040)
                                                     ---------    ---------   ---------
  Net cash flows from operating activities             524,811      446,599     365,154
                                                     ---------    ---------   ---------

Cash Flows From Investing Activities:
  Purchases of tools, dies and molds                  (108,641)    (103,257)    (90,977)
  Purchases of other property, plant and equipment    (122,498)    (119,587)    (93,563)
  Purchases of marketable securities                    (8,000)     (29,154)    (29,032)
  Purchase of other long-term investments              (25,114)           -           -
  Proceeds from sales of other property,
    plant and equipment                                  6,250       11,908      13,654
  Proceeds from sales of marketable securities          25,315       32,237      25,637
  Proceeds from sale of business                             -       21,129           -
  Contingent consideration and investments in
    acquired businesses                                 (8,625)      (8,625)   (374,965)
  Other, net                                               317         (826)       (944)
                                                     ---------    ---------   ---------
  Net cash flows used for investing activities        (240,996)    (196,175)   (550,190)
                                                     ---------    ---------   ---------

Cash Flows From Financing Activities:
  Short-term borrowings, net                           (45,652)       2,558     (19,999)
  Issuance of Medium-Term Notes                              -      139,500     110,500
  Payment of Medium-Term Notes                         (30,000)           -           -
  Long-term foreign borrowings                          (3,717)      (2,572)     (4,337)
  Redemption of Fisher-Price term loan                       -            -    (120,629)
  Payment of other long-term debt                            -            -     (26,458)
  Tax benefit of employee stock options exercised       26,300        8,500      23,923
  Exercise of stock options and warrants                73,314       24,601      39,417
  Purchase of treasury stock                          (269,771)     (64,284)    (80,885)
  Repurchase of Series F Preference Stock                    -      (73,866)          -
  Proceeds from issuance of preferred stock             92,702            -      47,000
  Dividends paid on common, preferred and
    preference stock                                   (66,473)     (50,963)    (47,840)
  Payment for tendered Fisher-Price warrants                 -            -      (4,891)
  Payment of debt issuance costs                          (832)      (6,582)       (329)
  Other, net                                            (2,295)      (1,041)      4,670
                                                     ---------    ---------   ---------
  Net cash flows used for financing activities        (226,424)     (24,149)    (79,858)

Effect of Exchange Rate Changes on Cash                   (806)      (2,165)     (3,679)
                                                     ---------    ---------   ---------
Increase (Decrease) in Cash                             56,585      224,110    (268,573)
Cash at Beginning of Year                              493,686      269,576     538,149
                                                     ---------    ---------   ---------
Cash at End of Year                                  $ 550,271    $ 493,686   $ 269,576
                                                     =========    =========   =========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests.  See Note 11.

                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           -----------------------------------------------
                                    Mattel, Inc. and Subsidiaries


                                                                                     Additional
                                             Preferred    Preference     Common       Paid-In      Treasury
(In thousands)                                 Stock        Stock         Stock       Capital       Stock
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993
  As previously reported                          $  -            $9    $172,470       $226,528    $ (47,350)
  Pooling of interests with Tyco                                          16,946        276,307
Net income
Five-for-four stock split                                                 44,653        (44,653)
Purchase of treasury stock                                                                           (80,885)
Conversion of 8% debentures                                                5,897         67,549
Restricted stock activity                                                                 1,915
Exercise of stock options                                                    267         26,681
Issuance of treasury stock                                                              (38,031)      74,423
Issuance of preferred stock                         48                                   46,952
Payment for tendered Fisher-Price warrants                                               (4,891)
Dividends declared on common stock
Dividends declared on preferred and
  preference stock                                   1                                    1,510
Collection of ESOP note receivable
Currency translation and other adjustments
                                             ---------    ----------    --------       --------    ---------
Balance, December 31, 1994                          49             9     240,233        559,867      (53,812)
Net income
Five-for-four stock split                                                 55,794        (55,794)
Purchase of treasury stock                                                                           (64,284)
Repurchase of Series F Preference Stock                           (9)                   (73,857)
Restricted stock activity                                                     20          8,237
Exercise of stock options                                                     33          8,715
Issuance of treasury stock                                                              (18,169)      42,522
Dividends declared on common stock
Dividends declared on preferred and
  preference stock                                   3                                    3,151
Currency translation and other adjustments
                                             ---------    ----------    --------       --------    ---------
Balance, December 31, 1995                          52             -     296,080        432,150      (75,574)
Net income
Purchase of treasury stock                                                                          (269,771)
Restricted stock activity                                                                 2,770       (6,627)
Exercise of stock options                                                     11         26,414
Issuance of treasury stock                                                              (53,554)     124,315
Issuance of stock warrant                                                                26,444
Issuance of preferred stock                        773                                   91,929
Exercise of Fisher-Price warrants                                                        (9,507)      11,658
Dividends declared on common stock
Dividends declared on preferred stock                2                                    1,650
Currency translation and other adjustments
                                             ---------    ----------    --------       --------    ---------
Balance, December 31, 1996                        $827            $-    $296,091       $518,296    $(215,999)
                                             =========    ==========    ========       ========    =========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 11.

                                                                                          Currency
                                                                ESOP                     Translation     Total
                                                  Retained      Note        Deferred      and Other   Shareholders'
(In thousands)                                    Earnings    Receivable  Compensation   Adjustments     Equity
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993
  As previously reported                        $  532,003     $(3,500)    $(13,003)       $(49,348)     $  817,809
  Pooling of interests with Tyco                     9,342                                  (23,101)        279,494
Net income                                         224,670                                                  224,670
Five-for-four stock split                                                                                         -
Purchase of treasury stock                                                                                  (80,885)
Conversion of 8% debentures                                                                                  73,446
Restricted stock activity                                                    13,003                          14,918
Exercise of stock options                                                                                    26,948
Issuance of treasury stock                                                                                   36,392
Issuance of preferred stock                                                                                  47,000
Payment for tendered Fisher-Price warrants                                                                   (4,891)
Dividends declared on common stock                 (45,618)                                                 (45,618)
Dividends declared on preferred and
  preference stock                                  (6,846)                                                  (5,335)
Collection of ESOP note receivable                               3,500                                        3,500
Currency translation and other adjustments                                                   (1,671)         (1,671)
                                                ----------    --------     --------        --------      ----------
Balance, December 31, 1994                         713,551           -            -         (74,120)      1,385,777
Net income                                         337,889                                                  337,889
Five-for-four stock split                                                                                         -
Purchase of treasury stock                                                                                  (64,284)
Repurchase of Series F Preference Stock                                                                     (73,866)
Restricted stock activity                                                                                     8,257
Exercise of stock options                                                                                     8,748
Issuance of treasury stock                                                                                   24,353
Dividends declared on common stock                 (50,253)                                                 (50,253)
Dividends declared on preferred and
  preference stock                                  (6,542)                                                  (3,388)
Currency translation and other adjustments                                                  (21,553)        (21,553)
                                                ----------    --------     --------        --------      ----------
Balance, December 31, 1995                         994,645           -            -         (95,673)      1,551,680
Net income                                         372,224                                                  372,224
Purchase of treasury stock                                                                                 (269,771)
Restricted stock activity                                                                                    (3,857)
Exercise of stock options                                                                                    26,425
Issuance of treasury stock                                                                                   70,761
Issuance of stock warrant                                                                                    26,444
Issuance of preferred stock                                                                                  92,702
Issuance of Fisher-Price warrants                                                                             2,151
Dividends declared on common stock                 (65,825)                                                 (65,825)
Dividends declared on preferred stock               (7,391)                                                  (5,739)
Currency translation and other adjustments                                                    8,728           8,728
                                                ----------    --------     --------        --------      ----------
Balance, December 31, 1996                      $1,293,653     $     -     $      -        $(86,945)     $1,805,923
                                                ==========    ========     ========        ========      ==========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 11.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                         Mattel, Inc. and Subsidiaries


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Principles of Consolidation and Basis of Preparation
----------------------------------------------------
The consolidated financial statements include the accounts of Mattel, Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation, and certain amounts in the financial statements for prior years have been reclassified to conform with the current year presentation. Investments in joint ventures and other companies are accounted for by the equity method or cost basis depending upon the level of the investment and/or the Company's ability to exercise influence over operating and financial policies. Financial data for all periods presented reflect the retroactive effect of the merger, accounted for as a pooling of interests, with Tyco consummated in March 1997.

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation
----------------------------
Assets and liabilities of foreign subsidiaries are translated into US dollars at fiscal year-end exchange rates. Income, expense and cash flow items are translated at weighted-average exchange rates prevailing during the fiscal year. The resulting currency translation adjustments are recorded as a component of shareholders' equity.

Quasi-Reorganization
--------------------
Effective December 26, 1987, the Company implemented a quasi-reorganization and revalued its assets and liabilities to their fair values as of that date. The $69.0 million net effect of these adjustments was credited to additional paid-in capital. Additionally, as of December 26, 1987, accumulated deficits of $256.0 million and cumulative currency translation adjustments of $32.7 million were transferred to additional paid-in capital.

Cash
----
Cash includes cash equivalents, which are highly liquid investments with maturities of three months or less when purchased. Because of the short maturities of these instruments, the carrying amount is a reasonable estimate of fair value.

Marketable Securities
---------------------
Marketable securities, comprised principally of US dollar-denominated foreign debt securities held for liquidity purposes, are stated at market value and classified as securities available-for-sale. Unrealized gains or losses are reported as a component of shareholders' equity until realized. Quoted market prices, which approximated cost as of the balance sheet date, are reasonable estimates of the portfolio's fair value.

Inventories
-----------
Inventories, net of an allowance for excess quantities and obsolescence, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property, Plant and Equipment
-----------------------------
Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of 10 to 50 years for buildings, 18 months to 10 years for machinery and equipment, and 10 to 20 years, not to exceed the lease term, for leasehold improvements. Tools, dies and molds are amortized using the straight-line method over 18 months to 3 years. The Company's capitalized warehouse facility lease in existence at the time of the quasi-reorganization is recorded at its fair value determined as of December 26, 1987, less accumulated amortization computed over the remaining lease term.

Intangibles and Long-Lived Assets
---------------------------------
Intangible assets consist of the excess of purchase price over the fair value of net assets acquired in purchase acquisitions, and the costs of acquired patents and trademarks. Intangible assets are amortized using the straight-line method over periods ranging from 18 months to 40 years. Accumulated amortization was $165.5 million and $131.9 million as of December 31, 1996 and 1995, respectively.

     In the first quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of
                                        --------------------------------
Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.  This
-------------------------------------------------------------
statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In accordance with this statement, the Company periodically reviews the carrying value of its fixed and intangible assets to identify and assess any impairment by evaluating the operating performance and future undiscounted cash flows of the underlying assets.

Revenue Recognition
-------------------
Net sales are recognized when products are shipped. Accruals for customer discounts and rebates are recorded as the related revenues are recognized.

Advertising Costs
-----------------
Costs incurred in producing media advertising are expensed the first time the advertising takes place. Advertising costs associated with customer benefit programs are accrued as the related revenues are recognized.

Stock-Based Compensation
------------------------
During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based
                                        --------------------------
Compensation ("SFAS No. 123").  The Company has adopted the disclosure-only
------------
provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under the Company's plans as such options are granted at not less than the quoted market price of the Company's common stock on the date of grant.

Income Taxes
------------
The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

Income and Dividends Per Common Share
-------------------------------------
All share and per share data presented in these financial statements reflect the retroactive effects of the March 1997 Tyco merger and the five-for-four stock splits distributed in March 1996 and January 1995.

     Income per common share is computed by dividing earnings available to common shareholders by the average number of common and common equivalent shares outstanding during each period. Weighted-average share computations assume the exercise of dilutive stock options and warrants, reduced by the number of shares which could be repurchased at average market prices with proceeds from exercise. Earnings available to common shareholders represent reported net income less preferred and preference stock dividend requirements, as applicable.

Foreign Currency Contracts
--------------------------
The Company enters into foreign currency forward exchange contracts and swap agreements as hedges to limit the effect of exchange rate fluctuations on the results of operations and cash flows. Gains and losses related to hedged transactions, which qualify for hedge accounting, are deferred and are recognized in the results of operations as part of the underlying transaction. Unhedged transactions and contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations currently.

NOTE 2 - INCOME TAXES
---------------------

Consolidated pre-tax income consists of the following (in thousands):

                                                  For the Year
                                       ----------------------------------
                                          1996        1995        1994
                                       ----------  ----------  ----------
US operations                            $206,668    $277,884    $173,220
Foreign operations                        330,088     226,784     188,937
                                       ----------  ----------  ----------
                                         $536,756    $504,668    $362,157
                                       ==========  ==========  ==========

     The provision for current and deferred income taxes consists of the following (in thousands):

                                                  For the Year
                                       ----------------------------------
                                          1996        1995        1994
                                       ----------  ----------  ----------
Current
  Federal                                $ 89,781    $ 84,800    $ 76,100
  State                                    13,200      14,900      12,100
  Foreign                                  64,165      52,595      48,539
                                        ---------   ---------   ---------
                                          167,146     152,295     136,739
                                        ---------   ---------   ---------
Deferred
  Federal                                     549      16,506       2,129
  State                                     1,000         300       1,723
  Foreign                                  (4,163)     (2,322)     (3,104)
                                        ---------   ---------   ---------
                                           (2,614)     14,484         748
                                        ---------   ---------   ---------
Total provision for income taxes         $164,532    $166,779    $137,487
                                        =========   =========   =========

     Deferred income taxes are provided principally for certain reserves, depreciation, employee compensation-related expenses and certain other expenses that are recognized in different years for financial statement and income tax purposes. The Company's deferred income tax assets
(liabilities) were comprised of the following (in thousands):

                                                     As of Year End
                                               ---------------------------
                                                   1996           1995
                                               ------------   ------------
Operating loss and tax credit carryovers           $ 91,899       $125,983
Sales allowances and inventory reserves              75,887         69,656
Deferred compensation                                26,360         20,732
Excess of tax basis over book basis                  14,082         15,427
Postretirement benefits                              12,765         12,840
Restructuring and integration charges                 2,338          6,193
Other                                                37,773         31,651
                                               ------------   ------------
  Gross deferred income tax assets                  261,104        282,482
                                               ------------   ------------
Excess of book basis over tax basis                 (13,038)       (14,636)
Retirement benefits                                 (10,281)        (8,905)
Depreciation                                         (2,197)        (3,728)
Other                                               (11,018)        (6,327)
                                               ------------   ------------
  Gross deferred income tax liabilities             (36,534)       (33,596)
Deferred income tax asset valuation
  allowances                                        (56,603)       (83,533)
                                               ------------   ------------
Net deferred income tax assets                     $167,967       $165,353
                                               ============   ============

     Management considered all available evidence and determined that a valuation allowance of $56.6 million was required as of December 31, 1996 for certain tax credit and net operating loss carryforwards which would likely expire prior to their utilization. However, management feels it is more likely than not that the Company will generate sufficient taxable income in the appropriate carryforward periods to realize the benefit of the remaining net deferred tax assets of $168.0 million.

     Differences between the provision for income taxes at the United States federal statutory income tax rate and the provision in the consolidated statements of income were as follows (in thousands):

                                                     For the Year
                                          ----------------------------------
                                             1996        1995        1994
                                          ----------  ----------  ----------
Provision at federal statutory rates       $ 187,864   $ 176,634   $ 126,755
Increase (decrease) resulting from:
  Losses without income tax benefit              835      (2,784)        253
  Foreign earnings taxed at different
    rates, including withholding taxes       (30,517)    (15,732)       (156)
  State and local taxes, net of
    federal benefit                            9,230      10,603       6,693
  Dividends paid to ESOP                           -      (1,170)     (1,600)
  Other                                       (2,880)       (772)      5,542
                                          ----------  ----------  ----------
Total provision for income taxes           $ 164,532   $ 166,779   $ 137,487
                                          ==========  ==========  ==========

     Appropriate US and foreign income taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted in the near future. The cumulative amount of undistributed earnings of foreign subsidiaries which the Company intends to permanently invest and upon which no deferred US income taxes have been provided is $783.6 million at December 31, 1996. The additional US income tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Foreign withholding taxes of $30.2 million would be due upon remittance of these earnings.

     As of December 31, 1996, Tyco had US net operating loss carryforwards for federal income tax purposes of $46.8 million, exclusive of the net operating loss carryforward attributable to the acquisition of Universal Matchbox LTD. ("Matchbox") discussed below. These net operating loss carryforwards are available to reduce future federal taxable income and expire in the years from 2008 to 2010. These loss carryforwards are subject to an annual limitation, but the Company expects to utilize these losses before the expiration of their carryforward periods.

     In addition, the Matchbox companies have US net operating loss carryforwards of approximately $46.7 million which will expire during the years 2001 to 2004. These Matchbox loss carryforwards are subject to an annual limitation and the Company expects to utilize these losses before the expiration of their carryforward periods. Accordingly, the goodwill reported in the consolidated balance sheets attributable to Tyco's 1991 acquisition of Matchbox has been reduced to reflect the adjustment related to the tax effect of these losses.

     Certain foreign subsidiaries have net operating loss carryforwards totaling $148.2 million ($105.5 million with no expiration date, $32.6 million expiring 1997 to 2001, and $10.1 million expiring after 2001).

     Generally accepted accounting principles require that tax benefits related to the exercise by employees of nonqualified stock options be credited to additional paid-in capital. In 1996, 1995 and 1994, nonqualified stock options exercised resulted in credits to additional paid-in capital totaling $26.3 million, $8.5 million and $23.9 million, respectively. Virtually none of the nonqualified stock options exercised in this period were attributable to Tyco.

     The Internal Revenue Service has completed its examination of Mattel's and Tyco's federal income tax returns through December 31, 1991 and December 31, 1992, respectively.


NOTE 3 - EMPLOYEE BENEFITS
--------------------------

The Company and certain of its subsidiaries have various retirement plans covering substantially all employees of these companies. Expense related to these plans totaled $16.2 million, $16.1 million and $14.6 million in 1996, 1995 and 1994, respectively. Prior to the November 1993 merger, Fisher-Price maintained a number of benefit plans and compensation arrangements. Pursuant to change-in-control provisions, the Fisher-Price Pension Plan shall continue to be maintained by Fisher-Price without material change or modification for a period of five years following the merger. At the time of the merger, Tyco maintained certain benefit plans which are required to be continued by the Company for a six-month period following the merger. Activity related to Tyco's benefit plans was not significant during any year.

Pension Plans
-------------
The Company provides defined benefit pension plans, which satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), covering certain of its domestic and foreign employees. Plan benefits are based upon covered employees' length of service and earnings. Pension costs are actuarially determined and plans are generally funded to meet benefit obligations existing as of the end of each year.
Contributions are based upon amounts required to be funded under applicable governmental regulations, but will not exceed the maximum amount deductible for income tax purposes. Assets of these plans are invested in equity securities, as well as corporate, government and other fixed-income investments. With the exception of the Fisher-Price Pension Plan, activity related to the Company's pension plans, including those of foreign affiliates, was not significant during any year.

     The Fisher-Price Pension Plan, a defined benefit plan covering most of the domestic employees of Fisher-Price, contains certain change-of-control provisions which were triggered as a result of the November 1993 merger. For a five-year period, or until the assets of the plan are less than its liabilities, if earlier, the rate at which benefits accrue on behalf of participants may not be decreased. In the event of the plan's termination or consolidation with another plan, assets in excess of liabilities must be used to increase participants' benefits. The components of net pension cost for this plan, based upon an October valuation date for the years ended December 31, 1996, 1995 and 1994, are detailed below (in thousands):

                                          For the Period Ended
                                   ----------------------------------
                                      1996        1995        1994
                                   ----------  ----------  ----------
Service cost                         $  2,671    $  2,547    $  3,562
Interest cost                           8,866       7,924       7,646
Actual (gain) loss on plan assets     (16,997)    (30,650)      1,038
Net amortization and deferral            (206)     16,881     (14,221)
                                   ----------  ----------  ----------
Net pension income                   $ (5,666)   $ (3,298)   $ (1,975)
                                   ==========  ==========  ==========

     Reconciliation of the funded status of Fisher-Price's domestic pension plan to the related prepaid asset included in the consolidated balance sheets are as follows (in thousands):

                                              As of Year End
                                          ----------------------
                                             1996        1995
                                          ----------  -----------
Vested benefits                             $122,113     $115,573
Nonvested benefits                             3,498        3,126
                                          ----------  -----------
Accumulated benefit obligation               125,611      118,699
Effect of projected future salary
  increases                                    5,768        4,862
                                          ----------  -----------
Projected benefit obligation                 131,379      123,561
Plan assets at fair value                    157,507      144,718
                                           ---------    ---------
Plan assets in excess of projected
  benefit obligation                          26,128       21,157
Unrecognized net loss                          2,046        3,769
Unrecognized prior service cost                1,904        2,055
Unrecognized net asset at transition          (6,423)      (8,992)
                                           ---------    ---------
Prepaid pension asset                       $ 23,655     $ 17,989
                                          ==========  ===========


                                              For the Period
                                          ----------------------
                                           1996    1995    1994
                                          ------  ------  ------
Assumptions:
  Weighted average discount rate           7.75%   7.25%   8.50%
  Rate of future compensation increases    4.00%   4.00%   4.00%
  Long-term rate of return on plan
    assets                                11.00%  10.00%  10.00%
----------------------------------------------------------------

Other Retirement Plans
----------------------
Domestic employees are eligible to participate in the Company's 401(k) savings plans, which are defined contribution plans satisfying ERISA requirements. Under these plans, the Company makes contributions to a trust based upon the employee's age and matches a portion of certain amounts of voluntary employee contributions. Employees of Mattel are covered by either the Mattel, Inc. Personal Investment Plan or the Mattel, Inc. Hourly Employee Personal Investment Plan. Effective April 1, 1997, the Fisher-Price, Inc. Matching Savings Plan, which covers employees of Fisher-Price, was merged and all of its assets were transferred into the Mattel, Inc. Personal Investment Plan.

     The Company maintains unfunded supplemental executive retirement plans which are nonqualified defined benefit plans covering certain key executives of Mattel, Inc. and its subsidiaries. For 1996, 1995 and 1994, the accumulated and vested benefit obligations and related expense of these plans were not significant.

Deferred Compensation and Excess Benefit Plans
----------------------------------------------
The Company provides a deferred compensation plan which permits certain officers and key employees of Mattel, Inc. to elect to defer portions of their compensation. The deferred compensation plan, together with certain Company and employee contributions made to an excess benefit plan, earn various rates of return. The liability for these plans as of December 31, 1996 and 1995 was $29.4 million and $16.2 million, respectively. The Company's contribution to these plans and the related administrative expense were not significant to the results of operations during any year.

     In August 1996, the Company purchased group trust-owned life insurance contracts designed to assist in funding these programs. The cash surrender value of these policies, valued at $25.1 million as of December 31, 1996, are held in an irrevocable rabbi trust which is included in sundry assets in the consolidated balance sheets.

Employee Stock Ownership Plan
-----------------------------
In connection with the February 1992 merger, International Games, Inc. ("IGI") convertible preferred stock held by the IGI ESOP was exchanged for
55.8 thousand shares of the Company's common stock and 864.3 thousand shares of the Company's 12.5% Convertible Preference Stock, Series F. The ESOP debt was repaid in August 1994 through a series of dividend and cash contributions paid by the Company to service the debt. On October 20, 1995, the Company repurchased all shares of Series F and common stock from the ESOP for a total of $75.1 million. All benefits due to participants have been distributed, and the ESOP was terminated in 1996.

Postretirement Benefits
-----------------------
The Company maintains a contributory postretirement benefit plan for domestic employees of Mattel. The plan provides for certain medical, dental and life insurance benefits to retirees meeting certain age and years of service requirements. The ongoing costs and obligations associated with the Mattel, Inc. plan are not significant to the Company's financial position and results of operations during any year.

     Fisher-Price has an unfunded postretirement health insurance plan covering certain eligible domestic employees hired prior to January 1, 1993. Employees who retired or elected to retire before January 1, 1994 and employees whose age-plus-service was equal to 70 years by December 31, 1993 may continue to participate, for their lifetime, in the Fisher-Price group health insurance plan at the same contribution rate as active employees. Other employees, who were active at December 31, 1992, who do not satisfy the criteria outlined above participate in a retiree medical account balance plan. The account balance will become available upon a participant's retirement at age 55 or anytime thereafter with five years of service, and may be used to purchase health care insurance and to pay for health care expenses not reimbursed by insurance or Medicare. If an employee terminates employment prior to satisfying the retirement criteria, eligibility in either plan is forfeited and no benefits are paid. Any employee hired or rehired on or after January 1, 1993 is not eligible to receive postretirement health insurance coverage.

     Details of the plan's expense recognized in the consolidated financial statements for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                      For the Year
                                           ----------------------------------
                                              1996        1995        1994
                                           ----------  ----------  ----------
Service cost                                   $  344      $  432      $  511
Interest cost                                   2,494       2,539       1,826
Net amortization and deferral                       2           -           -
                                           ----------  ----------  ----------
Net postretirement benefit cost                $2,840      $2,971      $2,337
                                           ==========  ==========  ==========

     Amounts included in the Company's consolidated balance sheets for this plan are as follows (in thousands):
                                               As of Year End
                                           ----------------------
                                              1996        1995
                                           ----------  ----------
Current retirees                              $25,748     $28,418
Fully eligible active employees                 1,982       2,502
Other active employees                          5,452       4,305
                                           ----------  ----------
  Accumulated postretirement benefit           33,182      35,225
    obligation
Unrecognized net loss                          (1,596)     (3,687)
                                           ----------  ----------
Accrued postretirement benefit liability      $31,586     $31,538
                                           ==========  ==========

     The discount rates used in determining the accumulated postretirement benefit obligation were 7.75%, 7.25% and 8.50% for 1996, 1995 and 1994, respectively. For participants under 65 years of age, the health care cost trend rate for expected claim costs was assumed to be 6.00% in 1996, declining to 5.50% by 1997 and remaining constant thereafter. For participants 65 years of age or older, the health care cost trend rate for expected claim costs was assumed to be 5.50% in 1996 and remaining constant thereafter. A one percentage point increase in the assumed health care cost trend rate for each future year would have increased the aggregate of service and interest cost for 1996 by approximately $0.3 million and increased the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $3.8 million.

Incentive Awards
----------------
The Company's Long-Term Incentive Plan is a three-year plan available to certain key executives of Mattel, Inc. Interim awards are paid annually based upon the financial performance of the Company over a three-year period. At December 31, 1996, $3.9 million was accrued for awards under the 1996 plan. As of December 31, 1995, $19.7 million was accrued for final awards under the 1993 plan.

     The Company also has discretionary annual incentive compensation plans for officers and key employees of both Mattel, Inc. and Fisher-Price, Inc. based on the Company's performance and subject to certain approvals of the Compensation/Options Committee of the Board of Directors. At December 31, 1996 and 1995, $5.2 million and $17.8 million, respectively, were accrued for awards under these plans.

     Pursuant to the Company's 1990 Stock Option Plan, stock appreciation rights ("SAR") had been awarded in 1991 to certain key executives of Mattel, Inc. In February 1994, the value of the SAR was capped, and they were canceled in exchange for awards consisting of nonqualified stock options and cash, contingent upon the executive's continued employment by the Company. Cash awards totaling $19.0 million were paid in two equal installments and were eligible to be deferred as part of the deferred compensation plan at the election of the executive. The first installment was paid during 1995 and the final installment was paid during 1996. As of December 31, 1995, $9.0 million was accrued for the SAR.

     Prior to the merger, Tyco had a Long-Term Incentive Plan for certain senior executives. Under this plan, Tyco awarded 160.0 thousand and 759.0 thousand Restricted Stock Units ("RSU") during 1996 and 1995, respectively. The aggregate fair market value of the RSUs was being amortized to compensation expense over the restriction period. At the time of the merger, the RSUs were converted into approximately 244 thousand shares of Mattel common stock per the terms of the Agreement and Plan of Merger (which approximated the fair value of the RSUs on the merger consummation date) and the remaining unamortized amount of $5.1 million was charged to expense.


NOTE 4 - SEASONAL FINANCING AND LONG-TERM DEBT
----------------------------------------------

Seasonal Financing
------------------
Mattel maintains and periodically amends or replaces an unsecured revolving credit agreement with a commercial bank group that is utilized to finance the seasonal working capital requirements of its domestic and certain international operations. The agreement in effect during 1996, which was recently amended (see below), was renegotiated in the first quarter of 1996 to increase the total facility to $800.0 million from $650.0 million. Within the facility, up to $400.0 million was a standard revolving credit line available for advances and backup for commercial paper issuances (a five-year facility). Interest was charged at various rates selected by the Company not greater than the base rate charged by the agent bank, plus a commitment fee of up to .09% of the unused line available for advances.
The remaining $400.0 million (a five-year facility) was available for nonrecourse purchases of certain trade accounts receivable of Mattel by the commercial bank group providing the credit line. Outstanding receivables sold are reduced by collections and cannot exceed the $400.0 million at any time. The uncollected balance of receivables sold totaled $40.0 million and $67.5 million at December 31, 1996 and 1995, respectively. The agreement required Mattel to comply with certain financial covenants for consolidated debt-to-capital, interest coverage and tangible net worth levels.

     During 1996, Mattel entered into and renewed agreements providing for up to $140.0 million of nonrecourse purchases of certain trade accounts receivable of the Company by a commercial bank at various purchase dates. The uncollected balance of receivables sold totaled $131.0 million and $79.5 million at December 31, 1996 and 1995, respectively.

     Mattel also enters into agreements with banks of its foreign subsidiaries for nonrecourse sales of its foreign subsidiary receivables. The uncollected balances of foreign receivables sold as of December 31, 1996 and 1995 each totaled $222.0 million.

     To meet seasonal borrowing requirements of international operations in addition to amounts funded by proceeds of its revolving credit agreement, Mattel negotiates individual financing arrangements, generally with the same groups of banks that provided credit in the prior year. International credit lines total approximately $324.6 million, a portion of which is used to support letters of credit. The Company expects to extend these credit lines throughout 1997 and believes available amounts will be adequate to meet its seasonal financing requirements.

     During 1996, Tyco had domestic and foreign revolving credit facilities in the aggregate amount of $90.0 million and a $200.0 million domestic receivables securitization facility. The revolving credit facilities were secured by a lien on substantially all of Tyco's domestic assets and were also guaranteed by certain of its foreign subsidiaries. Interest rates on borrowings were determined at Tyco's option based on various indices, including LIBOR or bankers' acceptance rate, plus 2.5%. Under the domestic receivables securitization facility, Tyco sold substantially all of its domestic accounts receivable to wholly-owned, bankruptcy remote subsidiaries which were consolidated in the financial statements of the Company. These subsidiaries purchased the accounts receivable with proceeds from borrowings under a commercial paper facility (limited to a maximum of 75% of eligible accounts receivable, as defined) and certain deferred payments. The interest rate on the facility was the market rate for commercial paper plus 130 basis points.

     During the fourth quarter of 1996, Tyco was not in compliance with certain financial covenants under the revolving credit and securitization facilities, as amended, and received waivers from the lender and its affiliates. Tyco further amended these facilities to reflect revisions to its financial covenants. Upon consummation of the March 1997 merger, these facilities were terminated by Mattel.

     Additionally, certain foreign subsidiaries of Tyco had agreements with various banks which provided credit lines of $74.4 million and $35.8 million as of December 31 ,1996 and 1995, respectively. Upon consummation of the merger, borrowings under these credit lines were repaid and the agreements were terminated.

     Interest rates charged on the Company's working capital credit lines are adjusted on a periodic basis; therefore, the carrying amounts of such obligations are a reasonable approximation of their fair value.
Information relating to Mattel and Tyco's domestic and international credit lines is summarized as follows (in thousands):

                                                 For the Year
                                         ----------------------------
                                           1996      1995      1994
                                         --------  --------  --------
Balance at end of year
  Domestic                               $      -  $ 39,759  $ 33,315
  International                            28,924    36,684    24,216
Maximum amount outstanding
  Domestic                                567,000   500,000   670,000
  International                           113,000   124,000   107,000
Average borrowing
  Domestic                                215,000   284,000   327,000
  International                            72,000    69,000    68,000
Weighted average interest rate
  on average borrowing
  Domestic (computed daily)                   6.6%      7.3%      7.5%
  International (computed monthly)           11.6%     12.2%     12.7%
---------------------------------------------------------------------

     Effective in March 1997, Mattel amended its revolving credit agreement. The new agreement consists of unsecured facilities providing a total of $1.0 billion in seasonal financing from substantially the same group of commercial banks. The facilities provide for up to $600.0 million in advances and backup for commercial paper issuances (a five-year facility), and up to an additional $400.0 million (a five-year facility) for nonrecourse purchases of certain trade accounts receivable by the bank group. In connection with the agreement, Mattel is to comply with certain financial covenants for consolidated debt-to-capital and interest coverage.

6-7/8% Senior Notes
-------------------
In August 1992, the Company issued $100.0 million aggregate principal amount of 6-7/8% Senior Notes maturing August 1, 1997. Interest is payable semiannually on the first day of February and August. As of December 31, 1996, the 6-7/8% Senior Notes are included in the current portion of long-term liabilities in the consolidated balance sheets. At December 31, 1996 and 1995, the bid prices for the 6-7/8% Senior Notes, as provided by one of the underwriters, were $1,005.50 and $1,020.40, respectively, based on a par value of $1,000.00.

6-3/4% Senior Notes
-------------------
In May 1993, the Company issued $100.0 million aggregate principal amount of 6-3/4% Senior Notes maturing May 15, 2000. Interest is payable semiannually on the fifteenth day of May and November. At December 31, 1996 and 1995, the bid prices for the 6-3/4% Senior Notes, as provided by one of the underwriters, were $1,007.70 and $1,033.40, respectively, based on a par value of $1,000.00.

10-1/8% Senior Subordinated Notes ("10-1/8% Notes")
---------------------------------------------------
In August 1992, Tyco issued $126.5 million aggregate principal amount of 10-1/8% Notes maturing August 15, 2002. Interest is payable semiannually on the fifteenth day of February and August. The terms of the 10-1/8% Notes provide for early redemption at the option of the issuer, in whole or in part, at anytime on or after August 15, 1997 at redemption prices equal to 103.797% of the principal amount reducing annually to 100% by August 15, 2000. At December 31, 1996 and 1995, the fair values of the 10-1/8% Notes, based on quoted market prices, were $1,048.80 and $903.75, respectively, based on a par value of $1,000.00. The Company assumed Tyco's obligations related to the 10-1/8% Notes upon consummation of the merger.

Medium-Term Notes ("MT Notes")
------------------------------
During the 1994 third quarter, the Company commenced a program for the issuance of up to $250.0 million in aggregate principal amount of Series A Medium-Term Notes. During the 1994 fourth quarter, the Company issued an aggregate of $80.5 million principal amount of MT Notes maturing on various dates from October 1999 to December 2004. Interest is payable semiannually at fixed rates ranging from 8.00% to 8.55% per annum on the fifteenth day of May and November. At December 31, 1996 and 1995, the bid prices for these notes ranged from $1,041.00 to $1,096.60 and $1,075.00 to $1,159.30, respectively, based on a par value of $1,000.00. In 1994, the Company also issued an aggregate of $30.0 million principal amount of floating rate MT Notes which matured in January 1996.

     During 1995, an aggregate of $139.5 million principal amount of MT Notes was issued by the Company maturing on various dates from June 1998 to May 2007. Interest is payable semiannually at fixed rates ranging from 5.93% to 7.65% per annum on the fifteenth day of May and November. At December 31, 1996 and 1995, the bid prices for these notes ranged from $998.70 to $1,040.90 and $1,006.50 to $1,081.60, respectively, based on a par value of $1,000.00.

7% Convertible Subordinated Notes ("7% Notes")
----------------------------------------------
In September 1991, Tyco issued $13.5 million aggregate principal amount of convertible subordinated notes bearing interest at 7% per annum which are to be repaid in four equal annual installments commencing July 18, 1998. The Company assumed Tyco's obligations related to the 7% Notes upon consummation of the merger. Interest is payable semiannually on the last day of June and December. In 1995 and 1994, $1.1 million and $1.4 million, respectively, of additional 7% Notes were issued by Tyco in lieu of cash interest payments. Interest will cease to accrue when the average of the closing sale price of Mattel common stock for 60 consecutive trading days is equal to or above $32.73590 per share. The 7% Notes are convertible at a price of $17.96 per common share, subject to adjustment per the terms of the note, into approximately 0.9 million common shares as of December 31, 1996 and 1995. At December 31, 1996 and 1995, the carrying amount of the 7% Notes is considered to approximate its fair value based upon rates available to Tyco for issuance of debt with similar terms and maturity dates.

Mortgage Note
-------------
In 1990, the Company borrowed $45.0 million under a mortgage agreement secured by its headquarters office facility in El Segundo, California. The agreement requires monthly interest-only payments for the first 60 months of its term and monthly principal and interest payments of approximately $0.4 million thereafter, until its December 2005 maturity date. Interest is payable at 10.15% for the term of the agreement. The fair value of the mortgage note, estimated by discounting future cash flows at the interest rates currently available for debt with the same credit rating, similar terms and maturity date, was approximately $53 million and $51 million at December 31, 1996 and 1995, respectively.

Scheduled Maturities
--------------------
The aggregate amounts of long-term debt and capitalized lease obligations maturing in the next five years are as follows (in thousands):

         Senior and    Medium-              Capitalized
        Subordinated    Term      Mortgage     Lease
            Debt        Notes       Notes   Obligations    Other      Total
        ------------  ----------  --------  -----------  ---------  ---------
1997        $100,000     $     -    $1,000         $100     $5,500   $106,600
1998           4,000       9,500     1,000          600        700     15,800
1999           4,000      30,000     1,100          100        600     35,800
2000         104,000           -     1,100            -        700    105,800
2001           4,000      30,500     1,200            -        600     36,300
-----------------------------------------------------------------------------

NOTE 5 - SHAREHOLDERS' EQUITY
-----------------------------

Preference Stock and Preference Share Purchase Rights
-----------------------------------------------------
The Company is authorized to issue 20.0 million shares of $0.01 par value preference stock, of which none is currently outstanding. In February 1992, 1.5 million shares of $0.01 par value preference stock were designated as Series E Junior Participating Preference Stock in connection with a distribution of Preference Share Purchase Rights to the Company's common shareholders. Series E shares are issuable only when rights become exercisable under the Preference Share Purchase Rights plan (see below).

       In 1992, the Board of Directors approved an extension of the Company's Preference Share Purchase Rights plan. The rights may be exercised by their holders to purchase shares of the Company's Series E Junior Participating Preference Stock upon the occurrence of certain events, including the acquisition, or announcement of intended acquisition, of 20% or more of Mattel's common stock by a person or group of affiliated or associated persons. The rights are subject to adjustment in the event of stock dividends, stock splits or other changes in the Company's common stock, and will expire on February 17, 2002, unless the plan is further extended or the rights are earlier redeemed or exchanged by the Company.

       In connection with the IGI merger in February 1992, 864.3 thousand shares of $0.01 par value preference stock were designated as 12.5% Convertible Preference Stock, Series F, and issued to the IGI ESOP. On October 20, 1995, the Company repurchased all outstanding preference stock from the IGI ESOP for $73.9 million. The ESOP note receivable, which was secured by the Series F Preference Stock, was repaid in August 1994.

Preferred Stock
---------------
The Company is authorized to issue 3.0 million shares of $1.00 par value preferred stock, of which 826.4 thousand shares are currently outstanding.

 - Series B Voting Convertible Exchangeable Preferred Stock ("Series B Preferred Stock")
----------------------------------------------------------------------
During 1994, Tyco received net proceeds of $47.0 million from the sale of
47.6 thousand shares of Series B Preferred Stock to a private investment group. Each share of Series B Preferred Stock was converted into like Mattel preferred stock as a result of the March 1997 merger. The par value and liquidation preference of the Series B Preferred Stock are $1.00 and $1,050.00 per share, respectively. Dividends are cumulative and payable in cash on the first day of each calendar quarter at the rate of 6% of the liquidation preference per annum. Until April 15, 1996, Tyco paid these dividends in the form of additional shares of Series B Preferred Stock. Dividends issued in shares in lieu of cash during 1996, 1995 and 1994 were valued at $1.7 million (or 1.6 thousand shares), $3.2 million (or 3.0 thousand shares) and $1.5 million (or 1.4 thousand shares), respectively.

     The Series B Preferred Stock is convertible, at the option of the holders, into Mattel common stock at a conversion price of approximately $20.46 per common share, subject to adjustment under certain conditions. Commencing in April 1999, the Series B Preferred Stock will be exchangeable, at the option of the holders, into Mattel common stock during designated periods at the exchange price obtained by dividing the liquidation preference by the average closing price of Mattel common stock during the 20 trading days prior to the date of exchange, but at not less than approximately $10.23 per common share. The Company has the option at any time to exchange the Series B Preferred Stock for 6% convertible subordinated notes due 2004. Provided that the average closing price of Mattel common stock exceeds or is equal to specified percentages of the current conversion price, the Company, at its option, may redeem the Series B Preferred Stock at any time on or after April 15, 1997 for an amount in cash equal to 105.25% of the liquidation preference reducing annually to 100% of the liquidation preference on April 15, 2004, the mandatory redemption date. On that date, the mandatory redemption price shall be paid, at the Company's option, in cash or in shares of Mattel common stock.

     Holders of the Series B Preferred Stock are entitled to vote (on an as-converted basis) with the holders of common stock and Series C Preferred Stock as a single class on all matters on which the holders of the Company's common stock may vote. In addition, the holders have certain demand and incidental registration rights with respect to the Series B Preferred Stock, any common stock issued upon conversion of such preferred stock or any notes issued in exchange for such preferred stock.

 - Series C Mandatorily Convertible Redeemable Preferred Stock ("Series C Preferred Stock")
-------------------------------------------------------------------------
On June 28, 1996, Tyco received net proceeds of $92.7 million from the sale of 772.8 thousand shares of Series C Preferred Stock. Each share of Series
C Preferred Stock was converted into like Mattel preferred stock as a result of the March 1997 merger. The par value and liquidation preference of the Series C Preferred Stock are $1.00 and $125.00 per share, respectively. Dividends are cumulative and payable in cash on the first day of each calendar quarter at the rate of $10.3125 per annum. Series C Depositary Shares ("Depositary Shares"), each representing one twenty-fifth of a share of Series C Preferred Stock, totaling 19.3 million shares, were sold by the depositary as part of the above offering at an issue price of $5.00 per share. Each Depositary Share was converted into a like Mattel depositary share as a result of the March 1997 merger.

     Shares of the Series C Preferred Stock (and the related Depositary Shares) are convertible, at the option of the holders, at any time prior to July 1, 2000 into Mattel common stock at a rate of 0.40064 common shares for each Depositary Share, subject to adjustment under certain conditions. The
Company, at its option, may redeem the Series C Preferred Stock (and the related Depositary Shares) at any time on or after July 1, 1999 for a number of Mattel common shares equal to the call price (which is initially set at $5.103 per Depositary Share and declines at specified times to $5.000 per Depositary Share as of June 30, 2000) divided by the current market price of Mattel common stock (as defined in the Certificate of Designations) or 0.40064 common shares for each Depositary Share, whichever is greater. On July 1, 2000, shares of the Series C Preferred Stock (and the related Depositary Shares) are mandatorily convertible into 0.54301 Mattel common shares for each Depositary Share.

     The Series C Preferred Stock entitles the holders of Depositary Shares to vote (at the rate of 0.48876 common shares for each Depositary Share) with the holders of the Company's common stock as a single class on all matters on which the holders of the Company's common stock may vote.

Common Stock
------------
In May 1996, the shareholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation that increased the number of shares of authorized common stock from 300.0 million to 600.0 million in order to accommodate issuance of common stock in connection with possible future mergers and other financing transactions, future stock dividends or splits, future awards pursuant to the Company's stock option plans, warrant exercises, and other general corporate purposes.

Stock Compensation Plans
------------------------
In May 1996, the shareholders of the Company approved the Mattel 1996 Stock Option Plan. Under this plan, incentive stock options, nonqualified stock options, stock appreciation rights, nonvested stock awards, and shares of common stock may be granted to officers, key employees, and other persons providing services to the Company. In addition, nonqualified stock options may be granted to members of the Company's Board of Directors who are not employees of the Company.

     Generally, options are exercisable contingent upon the grantees' continued employment with the Company. Nonqualified stock options are granted at not less than 100% of the fair market value of the Company's common stock on the date of grant, generally vest at the rate of 25% per year of service, and usually expire within ten years from the date of grant. The 1996 Stock Option Plan provides that up to 1.5% of Mattel's outstanding common stock as of the first day of each calendar year will be available for awards under the plan. Any unused portion of the percentage limit for any calendar year shall be carried forward and made available for awards in succeeding calendar years. The aggregate number of shares of common stock available for grants under the 1996 plan shall not exceed 50.0 million shares. This plan expires on December 31, 2005. The Company's previous plans, the 1978, 1982, and 1990 Stock Option Plans, expired on April 12, 1988, April 14, 1992, and December 31, 1996, respectively. All outstanding awards under these plans continue to be exercisable under the terms of their respective grant agreements.

     Prior to the merger, Tyco had various incentive and non-qualified stock option plans that provided benefits for eligible participants. Effective with the merger, all stock options previously granted and outstanding under these plans were exchanged for approximately 363 thousand Mattel common shares (which approximated the fair value of the options as of the merger consummation date).

     Both Mattel and Tyco adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under these plans during the years ended December 31, 1996, 1995 and 1994. Had compensation cost for nonqualified stock options been determined based on their fair value at the date of grant consistent with the method of accounting prescribed by SFAS No. 123, the companies' combined net income and earnings per share would have been reduced by $7.0 million or $0.02 per share and $2.2 million or $0.01 per share in 1996 and 1995, respectively. The pro forma effect on the combined companies' 1996 and 1995 net income is not indicative of the pro forma effect in future years, because it does not take into consideration the pro forma expense related to grants made prior to 1995.

     The fair value of Mattel options granted during 1996 and 1995 has been estimated using the Black-Scholes pricing model. The following weighted-average assumptions were used in determining fair value:

                                           1996         1995
-------------------------------------------------------------
Expected life (in years)                   3.17         3.17
Risk-free interest rate                    6.05%        5.28%
Volatility factor                         17.98%       19.23%
Dividend yield                             0.82%        0.75%
-------------------------------------------------------------

     The weighted average fair values of Mattel options granted during 1996 and 1995 were $5.12 and $3.25, respectively.

     The following is a summary of stock option information and weighted-average exercise prices for Mattel's stock option plans during the year (options in thousands):

                                 1996              1995             1994
                            ---------------   ---------------  --------------
Nonqualified Plans          Number   Price    Number   Price   Number   Price
--------------------------  ------   ------   ------   ------  ------   -----
Outstanding at January 1    14,513   $14.27   13,148   $12.73  15,616   $ 9.51

  Options granted            4,294    25.15    4,152    16.99   3,803    15.76
  Options exercised         (5,267)   13.48   (2,314)   10.52  (6,126)    6.40
  Options canceled            (230)   16.67     (473)   13.63    (145)   13.24
                            ------            ------           ------
Outstanding at December 31  13,310   $18.05   14,513   $14.27  13,148   $12.73
                            ======            ======           ======

Exercisable at December 31   5,263   $14.41    5,541   $13.41   3,200   $11.89
                            ======            ======           ======
Available for grant at
  December 31                4,074               921              123
                            ======            ======           ======

     The following table summarizes information about Mattel stock options outstanding as of December 31, 1996 (options in thousands):

                          Options Outstanding          Options Exercisable
                    --------------------------------   -------------------
                              Weighted-
                               Average     Weighted-             Weighted-
                              Remaining     Average               Average
Range of                     Contractual    Exercise              Exercise
Exercise Prices     Number      Life         Price     Number      Price
----------------    ------   -----------   ---------   ------    ---------
$ 1.84 to $10.01       357    3.68 years      $ 5.41      357       $ 5.41
 10.16 to  15.30     4,018    6.60             13.18    2,522        13.15
 15.76 to  22.40     4,647    7.68             16.68    2,256        16.59
 23.90 to  29.88     4,288    9.18             25.14      128        26.11
                    ------                             ------
$ 1.84 to $29.88    13,310    7.73            $18.05    5,263       $14.41
                    ======                             ======

     In December 1993, restricted stock awards totaling 927.7 thousand shares were granted to key Mattel executives. During the time period from the award date until January 1, 1997, when the restrictions lapsed, these shares could not be sold, assigned, pledged or otherwise encumbered by the recipients. During 1996, 244.1 thousand shares were forfeited and returned to the Company. As of December 31, 1996, restricted stock awards in the amount of 683.6 thousand shares were outstanding.

     The market value of restricted stock awards as of December 31, 1994 was charged to income as part of the 1994 restructuring. Any subsequent increases or decreases in market value through January 1, 1997, the end of the restriction period, are reflected in the results of operations currently. As a result, $2.8 million and $7.9 million were charged to income in 1996 and 1995, respectively. In addition, as a result of the forfeiture, $6.6 million of compensation expense that was recognized in previous periods was reversed in 1996.

Fisher-Price Stock Subscription Warrants
----------------------------------------
In connection with their term loan, Fisher-Price issued to the lenders detachable warrants allowing them to purchase shares of Fisher-Price common stock, subject to certain antidilution requirements. As of the effective date of the merger, the Company agreed to assume Fisher-Price's obligations pursuant to the provisions of the warrants.

     During June 1994, a holder of 451.0 thousand warrants elected to receive $4.9 million in cash in lieu of common shares as a result of change-of-control provisions triggered by the merger. In October 1996,
451.0 thousand warrants were exercised for an equal number of common shares by a holder in accordance with the terms of the warrant agreement.

     The exercise of all outstanding warrants by the holders would result in delivery of 751.4 thousand shares of the Company's common stock at an exercise price of approximately $4.77 per share. These warrants expire on June 30, 2000.

Disney Warrant
--------------
In June 1996, the Company entered into a licensing agreement with Disney Enterprises, Inc. for an expanded strategic alliance, which grants the Company exclusive worldwide rights (with certain exceptions) to produce toys based on all children-oriented Disney television and film properties introduced, commencing summer 1997. Pursuant to this agreement, the Company issued Disney a warrant to purchase 3.0 million shares of the Company's common stock at an exercise price of $27.375 per share. This warrant cannot be exercised prior to April 2, 1999 and expires no later than April 2, 2004. The fair value of the warrant will be charged to income when the related properties are introduced as a component of royalty expense over the period the related revenues are recognized. The warrant's fair value of $26.4 million was determined using the Black-Scholes pricing model, assuming an expected life of eight years, a dividend yield of 0.88%, a risk-free interest rate of 6.17%, and a volatility factor of 27.60%.

Conversion of 8% Convertible Subordinated Debentures
----------------------------------------------------
During the 1994 first quarter, holders tendered $75.7 million of the 8% Convertible Subordinated Debentures for conversion into 9.2 million common shares in response to the Company's Notice of Redemption.

Common Stock Repurchase Plan
----------------------------
In February 1996, the Board of Directors approved a continuation of Mattel's stock repurchase program to permit the annual repurchase of 8.8 million shares to fund the Company's stock option plans and provide for warrant exercises. In October 1996, the Executive/Finance Committee of the Board of Directors increased the number of shares to be repurchased during 1996 from 8.8 million to 10.0 million shares. For 1997, the Board of Directors authorized the repurchase of 6.0 million to 7.0 million shares under the plan.

     Mattel's stock repurchase plan, initiated in May 1990 and expanded in May 1993, provided for the repurchase of up to 19.5 million shares during the four-year period ending in 1997. During 1995 and 1994, Mattel repurchased 2.9 million and 4.7 million shares, respectively. In addition to shares acquired on the open market, Mattel repurchased, during the fourth quarter of 1995, the equivalent of 3.3 million shares of common stock in connection with its cash payment to the IGI ESOP for all outstanding shares of Series F Preference Stock.

     Shares repurchased, less 5.3 million, 2.3 million, and 5.7 million shares reissued in 1996, 1995 and 1994, respectively, are included in treasury stock. During 1996, 244.1 thousand shares were returned to the treasury as a result of forfeiture of restricted stock awards.

Dividends and Capital Transactions
----------------------------------
On February 6, 1996, the Board of Directors declared a five-for-four stock split on Mattel's common stock, which was distributed on March 1, 1996. Accordingly, $55.8 million was transferred from additional paid-in capital to common stock, representing the par value of additional shares issued. A similar transfer was made between additional paid-in capital and common stock in the amount of $44.7 million reflecting the declaration of a five-for-four stock split in December 1994.

     A regular quarterly cash dividend has been declared by the Mattel Board of Directors on the Company's common stock since the second quarter of 1990. Tyco was precluded from paying cash dividends on its common stock for the three years ended December 31, 1996 due to limitations set forth in its revolving credit and domestic receivables securitization facilities, and its 10-1/8% and 7% Notes agreements.


NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Leases
------
The Company routinely enters into noncancelable lease agreements for premises and equipment used in the normal course of business. The following table shows the future minimum obligations under lease commitments in effect at December 31, 1996 (in thousands):

                                      Capitalized      Operating
                                        Leases          Leases
                                      -----------      ---------
1997                                      $   900       $ 48,200
1998                                          900         41,700
1999                                          400         31,100
2000                                          400         24,800
2001                                          400         18,500
Thereafter                                 10,200         27,900
                                      -----------      ---------
                                           13,200 (a)    192,200
Less: sublease commitments                      -            400
                                      -----------      ---------
                                          $13,200       $191,800
                                      ===========      =========

(a) Includes $9.7 million of imputed interest.

     Rental expense under operating leases amounted to $58.1 million, $58.3 million and $48.6 million for 1996, 1995 and 1994, respectively, net of sublease income of $0.5 million in 1996 and $0.7 million in both 1995 and 1994.

Commitments
-----------
In the normal course of business, the Company enters into contractual arrangements to obtain and protect the Company's right to create and market certain toys and for future purchases of goods and services to ensure availability and timely delivery. Such arrangements include royalty payments pursuant to licensing agreements and commitments for future inventory purchases. Certain of these commitments routinely contain provisions for guaranteed or minimum expenditures during the terms of the contracts. Current and future commitments for guaranteed payments reflect the Company's focus on expanding its product lines through alliances with businesses in other industries, such as television and motion picture entertainment companies.

     The single largest commitment involves the Company's 1991 agreement with The Walt Disney Company ("Disney"). This licensing agreement, which contains annual minimum royalty guarantees, permits the Company to use the Disney name and certain characters on preschool and infant products through September 2002. In related agreements, the Company participates in attractions and toy stores at three Disney theme parks under agreements in effect through June 2002. Under these agreements, the Company makes semi-annual payments to Disney.

     In June 1996, the Company entered into a licensing agreement with Disney Enterprises, Inc. for an expanded strategic alliance, which grants the Company exclusive worldwide rights (with certain exceptions) to produce toys based on all children-oriented Disney television and film properties introduced, commencing summer 1997. The agreement spans three years, with the Company having the right for up to two additional years to market merchandise from film properties produced during the second and third years. The initial term of the agreement may be renewed for an additional three-year period upon mutual consent. This agreement contains minimum royalty guarantees that are contingent upon the number and nature of the properties introduced by Disney. Commitments for 1997 introductions are expected to approximate $14.5 million payable over a three-year period. Future commitments could be as high as $37.8 million per introduction year. Pursuant to the agreement, the Company issued Disney a stock warrant, valued at $26.4 million, to purchase 3.0 million shares of the Company's common stock.

     Licensing and related agreements provide for terms extending from 1997 through 2002 and contain provisions for future minimum payments as shown in the following table (in thousands):

                                         Minimum
                                         Payments
                                        ---------
1997                                     $ 63,000
1998                                       75,000
1999                                       70,000
2000                                       58,000
2001                                       59,000
2002                                       35,000
                                        ---------
                                         $360,000
                                        =========

     Royalty expense for the years ended December 31, 1996, 1995 and 1994 was $155.3 million, $137.4 million and $117.0 million, respectively.

     As of December 31, 1996, the Company had outstanding commitments for 1997 purchases of inventory of approximately $88 million. As of December 31, 1995, the Company had commitments for 1996 purchases of inventory of approximately $109 million.

Foreign Currency Contracts
--------------------------
The Company enters into foreign currency forward exchange contracts and swap agreements primarily as hedges of inventory purchases, sales and other intercompany transactions denominated in foreign currencies, to limit the effect of exchange rate fluctuations on the results of operations and cash flows. These contracts generally have maturity dates of up to 18 months. Gains or losses related to hedged transactions, which qualify for hedge accounting, are deferred and are recognized in the results of operations as part of the underlying transaction. Contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations currently. Had the Company not entered into hedges covering a percentage of its foreign currency positions, the unfavorable effect on 1996 pre-tax income would have approximated $15 million.

     As of December 31, 1996 and 1995, the Company held the following contracts to obtain US dollars (in thousands):

                                     1996                    1995
                            ----------------------  ----------------------
                             Notional                Notional
                              Amount    Fair Value    Amount    Fair Value
                            ----------  ----------  ----------  ----------
Forwards                      $401,513                $524,351
Swaps                           98,678                 135,477
                            ----------              ----------
                              $500,191    $490,000    $659,828    $663,000
                            ==========  ==========  ==========  ==========

     Fair value reflects the amount, based on dealer quotes, the Company would receive at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1996 and 1995, respectively.

     As of December 31, 1996 and 1995, the Company held the following contracts to purchase foreign currencies (in thousands):

                                     1996                    1995
                            ----------------------  ----------------------
                             Notional                Notional
                              Amount    Fair Value    Amount    Fair Value
                            ----------  ----------  ----------  ----------
Forwards                      $ 71,732                $198,006
Swaps                           94,194                  59,899
                            ----------              ----------
                              $165,926    $166,000    $257,905    $257,000
                            ==========  ==========  ==========  ==========

     Fair value reflects the amount, based on dealer quotes, the Company would pay at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1996 and 1995, respectively.

     The following table summarizes the Company's foreign currency contracts by major currency as of December 31, 1996 and 1995 (in thousands of US dollars):

                                       1996                    1995
                              ----------------------  ----------------------
                                 Buy         Sell        Buy         Sell
                              ----------  ----------  ----------  ----------
US dollars                      $500,191    $161,965    $659,828    $227,944
German deutsche marks             44,735     103,574      33,424     157,738
Italian lira                       8,324      59,265           -      54,481
Malaysian ringgits                56,475           -      78,071           -
Hong Kong dollars                      -      13,429      72,274       5,160
French francs                        429      63,852           -     117,150
British pounds sterling           26,501      50,319           -      78,092
Canadian dollars                  11,002      40,204      21,127      45,541
Spanish pesetas                        -      23,171           -      30,271
Dutch guilders                         -      74,864      22,379      68,468
Japanese yen                           -       7,913           -      51,534
Australian dollars                     -      28,187           -      28,904
Belgian francs                         -      29,810           -      19,839
Swiss francs                      11,955           -      12,930       8,232
Taiwan dollars                     2,972           -      17,700           -
Swedish krona                          -           -           -       6,675
Danish krone                           -           -           -       9,825
Other (under $5,000)               3,533       9,564           -       7,879
                              ----------  ----------  ----------  ----------
                                $666,117    $666,117    $917,733    $917,733
                              ==========  ==========  ==========  ==========

     In addition to the forward exchange contracts discussed above, Tyco had an option to purchase $5.5 million US dollars with Mexican pesos as of December 31, 1996, which was settled in February 1997.

     In order to minimize the risk of counterparty non-performance, the Company executes its foreign currency forward exchange contracts and swap agreements with financial institutions believed to be credit-worthy, generally those that provide the Company with its working capital lines of credit. The Company does not trade in financial instruments nor does it enter into contracts for speculative purposes.

     Market risk exposures exist with respect to the settlement of foreign currency transactions during the year because currency fluctuations cannot be predicted with certainty. The Company seeks to mitigate its exposure to market risk by monitoring its currency exchange exposure for the year and partially or fully hedging such exposure. In addition, the Company manages its exposure by retaining flexibility with respect to currencies used for international borrowings and intercompany invoicing. By policy, the Company maintains hedge coverages between minimum and maximum percentages of its anticipated foreign currency exposures for any given year.

Litigation
----------
The Company is involved in various litigation and other legal matters, including claims related to intellectual property, product liability, labor and environmental cleanup, which are being addressed or defended in the ordinary course of business. Management believes that any liability which may potentially result upon resolution of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.


NOTE 7 - NONRECURRING ITEMS AND ACQUISITIONS
--------------------------------------------

Special Charge
--------------
During 1996, the Company received comments from the Securities and Exchange Commission regarding its accounting for certain royalties and participation fees in prior periods. In response to these comments, in the fourth quarter of 1996, the Company charged $14.2 million of royalty expense to cost of sales, of which $11.8 million related to 1994 and $2.0 million related to 1995, and charged $7.6 million of participation fees to advertising expense, of which $3.6 million related to 1994 and $4.0 million related to 1995. This charge reduced fourth quarter net income by $15.1 million or $0.05 per share. The Company continues to believe that its original accounting treatment was appropriate.

Restructuring Charges
---------------------
In the 1994 fourth quarter, Mattel recognized a $72.0 million pre-tax charge against continuing operations in connection with the consolidation of manufacturing operations and the reduction of headquarters expense and support functions worldwide. After related tax effects, the net $46.8 million charge impacted 1994 earnings by $0.16 per share.

     During 1995, Tyco adopted restructuring programs to reduce operating expenses in Europe and at the Tyco Preschool unit which resulted in a pre-tax charge against continuing operations of $8.9 million. During 1994, Tyco recorded a $4.7 million pre-tax charge related to additional costs to close its Italian subsidiary.

     As of December 31, 1996, the restructuring activity provided for by these charges was substantially complete and amounts previously accrued had been paid. The type and amount of charges incurred to date approximated the amounts included in these provisions.

Acquisitions
------------
During 1994, the Company acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

     In May 1994, the Company acquired substantially all of the business assets and assumed the associated debts and liabilities of Kransco, a San Francisco-based designer, manufacturer and marketer of brand name recreational and sporting products for $274.6 million in cash, including costs directly related to the acquisition and the repayment of $20.0 million of Kransco's short-term borrowings. The asset purchase agreement also provided for future contingent consideration in the event that net sales of the POWER WHEELS product line reached or exceeded certain levels in each of calendar years 1994, 1995 and 1996. Under the agreement, the contingent consideration payable with respect to any year shall not exceed $8.6 million. During 1996 and 1995, $17.2 million was paid relating to the 1995 and 1994 sales, and an additional $8.6 million was accrued in 1996, resulting in an increase to the initial goodwill. The excess of the aggregate purchase price over the estimated fair market value of the net assets acquired was approximately $238 million, which is being amortized on a straight-line basis over 20 years.

     In July 1994, the Company acquired a majority of the shares of Spear, a company organized in the United Kingdom, that holds the rights to SCRABBLE in markets outside of the United States and Canada, and certain other games worldwide. The aggregate purchase price, including related acquisition costs, denominated in pounds sterling, was approximately $100 million. The excess of cost over the estimated fair market value of the net assets acquired was approximately $100 million, which is being amortized on a straight-line basis over 20 years.


NOTE 8 - FINANCIAL INFORMATION BY GEOGRAPHIC AREA
-------------------------------------------------

The Company's business consists of the design, manufacture and marketing of toys on a worldwide basis. The Company's international operations are located principally in Europe, Canada, Latin America and Asia.

     The Company's toy products are sold throughout the world. Credit is granted to customers on an unsecured basis, and generally provides for extended payment terms which result in a substantial portion of trade receivables being collected during the latter half of the year. In the United States, toys are distributed directly to large retailers, including discount and free-standing toy stores, chain stores, department stores, other retail outlets, and to a limited extent, wholesalers.
Internationally, the Company sells its products directly in most of the European and Asian countries. The Company's products are marketed principally through distributors in certain Latin American countries, and the Company also licenses some of its products to outside manufacturers for sale in Peru and other Latin American countries.

     Customers accounting for more than 10% of the Company's consolidated net sales and related accounts receivable are as follows (dollars in millions):

                                          1996        1995        1994
                                       ----------  ----------  ----------
Worldwide sales for the year ended
----------------------------------
Toys R Us                                     23%         23%         24%
Wal-Mart                                      12%         12%         12%

Accounts receivable as of December 31
-------------------------------------
Toys R Us                                  $185.0      $157.6      $197.9
Wal-Mart                                     90.4        78.1       124.9
-------------------------------------------------------------------------

     Tyco owns an 18.5% interest in Taiyo Kogyo Co., Ltd. ("Taiyo"), a significant manufacturer of its radio control vehicle product line. For the years ended December 31, 1996, 1995 and 1994, Tyco's purchases from Taiyo aggregated $69.1 million, $58.2 million and $63.9 million, respectively.

     Information by geographic area is set forth in the tables below. Profit from operations represents income before income taxes, interest expense and general corporate expenses. Intercompany sales are based upon transfer prices which include manufacturing cost and profit.

                                                 Profit From    Identifiable
(In thousands)                       Net Sales    Operations       Assets
--------------                      -----------  ------------   ------------
1996
United States                        $3,099,604     $ 367,219    $1,838,912
Europe and Canada                     1,361,188       184,387       764,899
Asia and Latin America                1,785,167       205,889       666,633
                                    -----------  ------------   -----------
                                      6,245,959       757,495     3,270,444
Intercompany sales
  United States                        (403,796)            -             -
  Europe and Canada                    (135,232)            -             -
  Asia and Latin America             (1,171,599)            -             -
Interest expense                              -      (100,226)            -
Corporate and other                           -      (120,513)      310,698
                                    -----------  ------------   -----------
Consolidated total                   $4,535,332     $ 536,756    $3,581,142
                                    ===========  ============   ===========

1995
United States                        $3,024,083      $350,894    $1,577,185
Europe and Canada                     1,407,628       210,476       832,392
Asia and Latin America                1,553,865       142,452       570,191
                                    -----------  ------------   -----------
                                      5,985,576       703,822     2,979,768
Intercompany sales
  United States                        (464,343)            -             -
  Europe and Canada                    (124,356)            -             -
  Asia and Latin America             (1,027,061)            -             -
Interest expense                              -      (102,983)            -
Corporate and other                           -       (96,171)      361,602
                                    -----------  ------------   -----------
Consolidated total                   $4,369,816      $504,668    $3,341,370
                                    ===========  ============   ===========

1994
United States                        $2,750,639      $297,574    $1,540,675
Europe and Canada                     1,372,014       174,201       863,022
Asia and Latin America                1,449,213       112,855       545,495
                                    -----------  ------------   -----------
                                      5,571,866       584,630     2,949,192
Intercompany sales
  United States                        (490,432)            -             -
  Europe and Canada                    (154,913)            -             -
  Asia and Latin America               (955,295)            -             -
Interest expense                              -       (87,071)            -
Corporate and other                           -      (135,402)      201,246
                                    -----------  ------------   -----------
Consolidated total                   $3,971,226      $362,157    $3,150,438
                                    ===========  ============   ===========

                                 fifty seven


NOTE 9 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
----------------------------------------------------

(In thousands, except per share         First      Second     Third      Fourth
  amounts)                             Quarter    Quarter    Quarter     Quarter
---------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996 (a)
Net sales                              $683,999  $921,583  $1,497,916  $1,431,834
Gross profit (b)                        322,874   436,024     750,773     710,087
Advertising and promotion expenses (c)  100,104   129,524     240,303     308,988
Other selling and administrative
  expenses                              169,581   183,216     204,584     214,954
Other expense, net                        4,499     8,704       9,459       8,860
Operating profit (d) (e)                 48,690   114,580     296,427     177,285
Income before taxes                      28,797    92,590     268,176     147,193
Net income                               20,534    63,370     181,375     106,945
Preferred stock dividend requirments       (827)     (889)     (2,838)     (2,837)
Net income applicable to common
  shares                                 19,707    62,481     178,537     104,108
Income per share (f):
  Net income                           $   0.07  $   0.21  $     0.61  $     0.36
  Average number of common and
    common equivalent shares            298,858   297,916     293,961     292,319
Dividends declared per common
  share (f)                            $  0.060  $  0.060  $    0.060  $    0.060
Common stock market price (f):
  High                                 $  28.30  $  28.88  $    29.13  $    31.50
  Low                                     23.90     24.38       22.13       24.63

YEAR ENDED DECEMBER 31, 1995 (a)
Net sales                              $662,350  $919,013  $1,410,299  $1,378,154
Gross profit                            303,684   426,136     675,594     662,326
Advertising and promotion expenses      102,027   137,776     224,958     266,985
Other selling and administrative
  expenses                              160,314   170,725     189,907     200,416
Other (income) expense, net (g)          (6,567)      652      (7,187)     11,183
Operating profit (e)                     47,910   112,083     267,916     179,742
Income before taxes                      30,551    87,651     236,570     149,896
Net income                               22,118    60,490     158,701      96,580
Preferred and preference stock
  dividend requirements                  (1,883)   (1,889)     (1,907)       (863)
Net income applicable to common
  shares                                 20,235    58,601     156,794      95,717
Income per share (f):
  Net income                           $   0.07  $   0.20  $     0.52  $     0.32
  Average number of common and
    common equivalent shares            296,841   297,681     298,914     297,939
Dividends declared per common
  share (f)                            $  0.048  $  0.048  $    0.048  $    0.048
Common stock market price (f):
  High                                 $  19.80  $  22.20  $    24.50  $    24.90
  Low                                     15.76     18.20       20.30       21.20
---------------------------------------------------------------------------------

(a) Financial information for all quarters reflects the retroactive effect of the March 1997 merger, accounted for as a pooling of interests, with Tyco.
(b) Fourth quarter gross profit was reduced by a $14.2 million nonrecurring charge related to the accounting for certain royalties in prior periods, $2.0 million of which relates to 1995.
(c) Fourth quarter advertising and promotion expenses include a $7.6 million nonrecurring charge related to the accounting for participation fees in prior periods, $4.0 million of which relates to the fourth quarter of 1995.
(d) Fourth quarter operating profit includes a $21.8 million nonrecurring charge related to the accounting for certain royalties and participation fees in prior periods.
(e) Represents income from operations before interest expense, provision for income taxes and in 1995, restructuring and integration charges.
(f) Per share data and market prices for all periods reflect the retroactive effect of stock splits distributed to shareholders in March 1996 and January 1995.
(g) Third quarter other (income) expense, net includes a $9.1 million gain from the sale of the non-toy business and worldwide trademark rights related to Corgi.

NOTE 10 - SUPPLEMENTAL FINANCIAL INFORMATION
--------------------------------------------

                                                    As of Year End
                                                ----------------------
(In thousands)                                     1996        1995
------------------------------------------      ----------  ----------
INVENTORIES INCLUDE THE FOLLOWING:
    Raw materials and work in process             $ 70,121    $ 67,161
    Finished goods                                 374,057     340,390
                                                ----------  ----------
                                                  $444,178    $407,551
                                                ==========  ==========

PREPAID EXPENSES AND OTHER CURRENT ASSETS
  INCLUDE THE FOLLOWING:
    Deferred income taxes                         $101,075    $101,038
    Other                                           94,598     108,946
                                                ----------  ----------
                                                  $195,673    $209,984
                                                ==========  ==========

INTANGIBLE ASSETS, NET, INCLUDE THE
  FOLLOWING:
    Goodwill                                      $600,851    $621,113
    Other                                           10,559      13,338
                                                ----------  ----------
                                                  $611,410    $634,451
                                                ==========  ==========

ACCRUED LIABILITIES INCLUDE THE
  FOLLOWING:
    Advertising and promotion                     $131,242    $119,964
    Royalties                                       63,558      45,482
    Defective returns                               57,176      35,309
    Compensation                                    52,919      89,822
    Other                                          205,796     213,598
                                                ----------  ----------
                                                  $510,691    $504,175
                                                ==========  ==========

                                                   For the Year
                                          -------------------------------
(In thousands)                               1996      1995       1994
------------------------------------      --------- ---------- ----------
SELLING AND ADMINISTRATIVE EXPENSES
  INCLUDE THE FOLLOWING:
    Research and development               $147,174   $132,020   $110,672
-------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
    Cash paid during the period for:
      Income taxes                         $107,944   $169,923    $69,113
      Interest                               99,019    100,544     83,800
    Noncash investing and financing
    activities:
      Issuance of stock warrant              26,444          -          -
      Conversion of 8% Debentures                 -          -     75,662
-------------------------------------------------------------------------


NOTE 11 - SUBSEQUENT EVENTS
---------------------------

Business Combination
--------------------
Pursuant to an Agreement and Plan of Merger dated November 17, 1996, as amended by an Amendment to Agreement and Plan of Merger dated November 22,
1996, a merger was consummated between the Company and Tyco on March 27,
1997.  The stock-for-stock transaction was approved by the shareholders of
Tyco, after which Tyco was merged with and into Mattel, with Mattel continuing as the surviving corporation in the merger.  As a result of the merger, the separate existence of Tyco ceased.  Under the merger agreement, each outstanding share of Tyco common stock was converted into the right to receive 0.48876 Mattel common shares and resulted in the issuance of approximately 17 million shares.  Tyco restricted stock units and stock options outstanding as of the merger date were exchanged for approximately
0.6 million Mattel common shares.  In addition, each share of Tyco Series B and Series C Preferred Stock was converted into like Mattel preferred stock.  This transaction has been accounted for as a pooling of interests, and accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results.  For periods preceding the merger, there were no intercompany transactions which required elimination from the combined consolidated results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.

     Selected financial information for the combining entities included in the consolidated statements of income for the three years ended December
31, 1996 is as follows (in thousands):


                                                     For the Year
                                          ----------------------------------
                                             1996        1995        1994
                                          ----------  ----------  ----------
Net sales
  Mattel                                  $3,785,958  $3,638,812  $3,205,025
  Tyco (a)                                   749,374     731,004     766,201
                                          ----------  ----------  ----------
    Combined                              $4,535,332  $4,369,816  $3,971,226
                                          ==========  ==========  ==========

Net income
  Mattel                                  $  377,641  $  357,802  $  255,832
  Tyco (b)                                    (5,417)    (19,913)    (31,162)
                                          ----------  ----------  ----------
    Combined                              $  372,224  $  337,889  $  224,670
                                          ==========  ==========  ==========

(a) Certain amounts for all years presented have been classified differently than previously published amounts in order to conform the accounting presentation of the two entities.
(b) The provision for income taxes has been adjusted by $3.4 million, $7.3 million and $1.8 million in 1996, 1995, and 1994, respectively, to reflect the adjustment of valuation allowances established in the historical financial statements of Tyco, resulting in the recognition of benefits of losses incurred by certain foreign affiliates.

Integration and Restructuring Charge
------------------------------------
The Company recognized a $275.0 million pre-tax charge against continuing operations in March 1997 in connection with the Tyco integration and Mattel restructuring. Of these charges, approximately $43 million represented transaction costs, including: investment banking, legal, accounting, and contractual termination and incentive benefits; and approximately $82 million related to severance costs from the elimination of approximately 2,700 positions worldwide from the combined company. The remaining $150 million estimated for integration and restructuring costs includes the following: i) approximately $49 million primarily for the writedown of fixed assets and lease termination costs in connection with the consolidation of manufacturing facilities; ii) approximately $71 million primarily for lease and contract terminations and asset writedowns resulting from the elimination of duplicate marketing offices, administrative functions and distribution facilities; and iii) approximately $30 million in charges primarily for writeoff of tooling and other costs related to the abandonment of certain product lines. Of the total pre-tax charge, approximately $85 million represents noncash asset writedowns. It is anticipated that substantially all actions related to the integration and restructuring activity will be taken within one year.

Issuance of MT Notes
--------------------
In February 1996, the Company filed a universal shelf registration statement allowing the issuance of up to $350.0 million of debt and equity securities. This registration statement was amended in May 1997 to allow the issuance of an additional $39.5 million of debt and equity securities. Through July 18, 1997, the Company issued an aggregate of $230.0 million principal amount of Series B MT Notes maturing on various dates from July
2007 to July 2012. Interest is payable semiannually at fixed rates ranging from 6.72% to 7.49% per annum on the fifteenth day of May and November. In addition, the Company issued 3.0 million common shares valued at $72.8 million in March 1997.

10-1/8% Notes Notice of Redemption
----------------------------------
On July 10, 1997, the Company issued its Notice of Redemption to holders of the 10-1/8% Notes. The redemption price is 103.797% of the principal amount, payable in cash together with interest accrued to August 15, 1997, the final interest payment date. The Company expects to recognize an extraordinary loss of approximately $5 million, net of tax, as a result of the redemption.

                              SIGNATURES
                              ----------

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MATTEL, INC.
                                             Registrant

                                             By: /s/ KEVIN M. FARR
                                                 -------------------------
                                                 Kevin M. Farr
       Date: July 30, 1997                       Senior Vice President and
             -------------                       Controller